Exhibit 99.1

April 27, 2012

Mr. Dennis P. Kelleher

c/o CF Industries, Inc.

4 Parkway North

Suite 400

Deerfield, IL 60015

Dear Mr. Kelleher:

Reference is hereby made to that certain Change in Control Severance Agreement, dated as of August 22, 2011 (the “Agreement”) by and between CF Industries Holdings, Inc., a Delaware corporation (the “Company”) and Dennis P. Kelleher (the “Executive”).  All capitalized terms used but not defined herein shall have the meaning assigned to them in the Agreement.

The Company and the Executive, acting pursuant to Section 11 of the Agreement, mutually agree to amend the Agreement as follows:

1.               Section 6.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

[RESERVED]

2.               All other references to Section 6.2 of the Agreement contained in the Agreement are hereby deleted in their entirety.

3.               Section 6.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

The payments provided in subsections (A),(C) and (F) of Section 6.1 hereof shall be made not later than the fifth day following the date upon which the revocation period for the release described in Section 6.6 expires; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from a tax counsel, an accounting firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).  In the event necessary to comply with the provisions of Section 409A of the Code and the guidance issued thereunder, (a) reimbursements to Executive as a result of the operation of Section 6.1(B) hereof shall be made not later than the end of the calendar year following the year in which the reimbursable expense is incurred and (b) if Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any reimbursements to Executive as a result of the operation of 6.1(B) hereof with respect to a reimbursable event within the first six months following the Date of Termination shall be made as soon as practicable following the date which is six months and one day following the Date of Termination (subject to clause (a) of this sentence).

4.               Section 15(B), Section 15(C), Section 15(N), Section 15(Q), Section 15(W) and Section 15(Y) of the Agreement are hereby deleted in their entirety.

Except as modified herein, the Agreement shall remain in full force and effect.

[Signature pages follow]

Sincerely,

CF INDUSTRIES HOLDINGS, INC.

By:	/s/ Stephen R. Wilson
Name: Stephen R. Wilson
Title: President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Dennis P. Kelleher
Dennis P. Kelleher